UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of Earliest Event Reported):   October 28, 2015

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.

At the 2015 annual meeting of stockholders of CNS Response, Inc. (“the Company”), held on October 28, 2015 (the “2015 Annual Meeting”), the holders of the Company’s common stock voted to elect each of the following directors to serve until the next annual meeting and until their successor is elected and qualified:

Director	Votes For	Votes Withheld	Broker Non-Votes
Robin Smith	69,967,660	233,927	5,234,411
John Pappajohn	69,812,062	389,525	5,234,411
Robert Follman	69,964,660	236,927	5,234,411
Zachary McAdoo	60,564,311	9,637,276	5,234,411
Andrew Sassine	55,554,500	14,647,087	5,234,411
Geoffrey Harris	60,564,311	9,637,276	5,234,411
Michal Votruba	60,564,361	9,637,226	5,234,411

At the 2015 Annual Meeting, the Company’s stockholders also voted on the following proposals:

Proposal	For	Against	Abstain
To amend the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”) to change the name of the Company from “CNS Response, Inc.” to “MYnd Analytics, Inc.”	71,268,578	2,893,217	1,274,203
To amend the Company’s Charter in order to increase the number of shares of common stock, par value $0.001 per share, authorized for issuance under the Charter from 180,000,000 to 500,000,000	66,810,594	8,602,373	23,031
To amend the Company’s Charter for the purposes of effecting a reverse stock split of our Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-200, and to authorize the Board of Directors to determine, at its discretion, the timing of the amendment and the specific ratio of the reverse stock split	72,065,298	3,364,699	6,001
To ratify the selection by the Audit Committee of Anton & Chai LLP as our independent registered accounting firm for the fiscal year ending September 30, 2015	72,542,298	43,079	2,850,621

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
October 29, 2015		Paul Buck
Chief Financial Officer